Exhibit 99.1

ImageWare® Systems Announces Closing of $6.55 Million Registered Direct Offering of its Common Stock

San Diego (May 1, , 2019) – ImageWare® Systems, Inc. (OTCQB: IWSY), a leader in mobile and cloud-based two-factor, multi-factor, and biometric multi-modal authentication and identity management solutions today announced the closing of its previously announced registered direct offering of 5,954,545 common shares (each a “Share”) at a price of $1.10 per Share, for gross proceeds of approximately $6.55 million.

Net proceeds to ImageWare from the offering were approximately $6.125 million after estimated offering expenses. ImageWare intends to use the net proceeds received from the sale of the common stock for general corporate purposes.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, common stock in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

The shares of common stock described above were offered by ImageWare pursuant to a shelf registration statement previously filed with the Securities and Exchange Commission (the “SEC”) on June 28, 2018 and declared effective on July 10, 2018 (the “Registration Statement”). The offering was made only by means of a prospectus supplement that forms a part of the Registration Statement. A final prospectus supplement and accompanying prospectus relating to the offering was filed with the SEC on May 1, 2019. Copies of the prospectus supplement and accompanying base prospectus may be obtained on the SEC's website at www.sec.gov, or directly from ImageWare.

About ImageWare® Systems, Inc.
ImageWare Systems, Inc. is a leading developer of mobile and cloud-based identity management solutions, providing two-factor, biometric and multi-factor cloud-based authentication solutions for the enterprise. The company delivers next-generation biometrics as an interactive and scalable cloud-based solution. ImageWare brings together cloud and mobile technology to offer two-factor, biometric, and multi-factor authentication for smartphone users, for the enterprise, and across industries.

ImageWare’s products support multi-modal biometric authentication including, but not limited to, face, voice, fingerprint, iris, palm, and more. All the biometrics can be combined with or used as replacements for authentication and access control tools, including tokens, digital certificates, passwords, and PINS, to provide the ultimate level of assurance, accountability, and ease of use for corporate networks, web applications, mobile devices, and PC desktop environments.

ImageWare Systems, Inc. is headquartered in San Diego California, with offices in Oregon, Canada, Mexico, and Japan.  To learn more about ImageWare, visit https://www.iwsinc.com/ and follow us on Twitter, LinkedIn, YouTube and Facebook.

Forward-Looking Statements
Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “if,” “should” and “will” and similar expressions as they relate to ImageWare Systems, Inc. are intended to identify such forward-looking statements. ImageWare may from time to time update publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see “Risk Factors” in ImageWare’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and its other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Investor Relations Contact
Harvey Bibicoff, CEO, Bibicoff + MacInnis, Inc.
(818) 379-8500 harvey@bibimac.com

Media Contact
Michael Senger, VP Corporate Communications, ImageWare Systems, Inc.
(858) 257-0358   media@iwsinc.com